UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 19, 2023

Conagra Brands, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-7275	47-0248710
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

222 W. Merchandise Mart Plaza,
Suite 1300
Chicago, Illinois		60654
(Address of principal executive offices)		(Zip Code)

(312) 549-5000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $5.00 par value	CAG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Grant of 3-Year Performance and Retention Incentive Awards to Chief Executive Officer

On July 19, 2023 (the “Date of Grant”), the Human Resources Committee (the “HR Committee”) of the Board of Directors (the “Board”) of Conagra Brands, Inc. (the “Company”) approved the grant of $8,000,000 in target performance shares (the “Retention Performance Shares”) and $2,000,000 in service-based restricted stock units (the “Retention RSUs” and, together with the Retention Performance Shares, the “Performance and Retention Incentive Awards”) to Mr. Sean Connolly, the Company’s Chief Executive Officer and President. Richard Lenny, Non-Executive Chairman of Conagra Brands’ Board of Directors, commented: “Sean has transformed the Company across its portfolio, senior leadership team, and culture, all resulting in excellent marketplace and financial performance. Sean’s inspirational leadership reflects his high integrity, unwavering personal values, and results-oriented mindset. The independent directors are most pleased to have awarded Sean with this three-year Performance and Retention Incentive Award. It will help ensure that Sean continues to execute Conagra’s growth strategy and create superior shareholder value over the long term.”

Since attaining age 57 in 2022, Mr. Connolly, who joined the Company as President and Chief Executive Officer in April 2015, has been entitled to certain retirement treatment for his annual Company equity awards pursuant to a letter of agreement entered into between the Company and Mr. Connolly in August 2018 (the “2018 CEO Retirement Arrangement”). Under the 2018 CEO Retirement Arrangement, Mr. Connolly generally does not have to remain employed by the Company in order to continue to vest in his annual Company performance shares and restricted stock units. The Performance and Retention Incentive Awards are specifically excepted from the 2018 CEO Retirement Arrangement – as described below, the awards are designed generally to “cliff” vest to motivate Mr. Connolly to remain with the Company and continue to lead strong Company performance anticipated to enhance the value of both these Performance and Retention Incentive Awards and shares held by Company stockholders.

Key Terms and Conditions of the Retention-Alignment Awards

Mr. Connolly’s Performance and Retention Incentive Awards are in addition to his annual grant for fiscal year 2024 of service-based restricted stock units and performance shares (the “Standard Fiscal Year 2024 Awards”), with all of these awards concurrently granted under our annual long-term incentive program.

Mr. Connolly’s 242,527 Retention Performance Shares (representing 80% of the total targeted value of the Performance and Retention Incentive Awards), in general, are intended to vest and pay out in Company shares (and dividend equivalents) from 0% to 200% of target, depending on actual performance by the Company during a three-year performance period regarding specific, pre-determined financial performance measures and goals chosen by the HR Committee for Mr. Connolly and other award recipients in connection with the grant.

In general, Mr. Connolly’s 60,632 Retention RSUs (representing 20% of the total targeted value of the Performance and Retention Incentive Awards) are intended to vest in full and pay out in Company shares (and dividend equivalents) only after the third anniversary of the Date of Grant.

Vesting under the Performance and Retention Incentive Awards is dependent on Mr. Connolly’s continued service to the Company during the applicable three-year vesting and performance period (and based on actual performance for the Retention Performance Shares as certified following the end of the three-year performance period), and the awards will be forfeited in the event of his retirement (without further-approved Board service) before two years. The Performance and Retention Awards are subject to limited alternative vesting results, either for the full award or a prorated portion of the award (either at target or actual performance levels for the Retention Performance Shares), in the event of death or disability termination, certain involuntary terminations of employment without cause, or a “double-trigger” change of control, as further described in the applicable award agreement. In addition, if Mr. Connolly voluntarily retires from the Company before the second anniversary of the Date of Grant (and the award does not continue to vest based on Board-approved director service), he will forfeit the total amount of the awards. If Mr. Connolly voluntarily retires from the Company on or after the second anniversary but before the third anniversary of the Date of Grant (before the end of the performance period for the Retention Performance Shares), the awards will be prorated based on his length of service (and actual performance over the full three-year performance period for the Retention Performance Shares), as described in the applicable award agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONAGRA BRANDS, INC.

By:	/s/ Carey Bartell
Name:	Carey Bartell
Title:	Executive Vice President, General Counsel and Corporate Secretary

Date: July 20, 2023